Exhibit 10 (bb)
FOURTH AMENDMENT TO THE
HERMAN MILLER, INC. PROFIT SHARING AND 401(K) PLAN
(June 2, 2002 Restatement)
     This Fourth Amendment to the June 2, 2002 Restatement of the Herman Miller, Inc. Profit Sharing and 401(k) Plan (the “Plan”) is adopted by Herman Miller, Inc., a Michigan corporation, on behalf of itself and subsidiary corporations who have elected to adopt the Plan, all of whom will be referred to collectively as the “Company”. This amendment is adopted with reference to the following:
     A. The Company has maintained a profit sharing plan for its employees for many years. The Plan was amended and restated in its entirety effective as of June 2, 2002, and further amended on three occasions thereafter; and
     B. The Company wishes to amend the Plan further to change the eligibility requirements and expand the list of items that qualify for hardship withdrawals.
     NOW, THEREFORE, the Plan is amended as follows:
     1. The second sentence in Section 3.1 is amended in its entirety to read as follows:
Any eligible employee who is not a participant will become a participant as of the first day of employment with the Company or the participant’s 18th birthday, whichever is later.
     2. Section 6.4 is amended in its entirety to read as follows:
     6.4 Hardship Withdrawals. The committee will permit a participant to make a withdrawal from the participant’s retirement savings and rollover accounts, and the retirement savings and rollover subaccounts of prior plan accounts, if the committee determines that a withdrawal is necessary to enable the participant to pay any of the following:
     (a) Uninsured expenses for medical care previously incurred by the employee, the employee’s spouse, or any dependents of the employee, or necessary for these persons to obtain medical care;
     (b) Costs directly related to the purchase of the principal residence for the employee (excluding mortgage payments);
     (c) Tuition, related educational fees, and room and board expenses for the next 12 months of post secondary education for the employee or the employee’s spouse, children or dependents;
     (d) Payments necessary to prevent the eviction of the employee from the employee’s principal residence or foreclosure on the mortgage on that residence;

     (e) Burial or Funeral expenses for the employee’s deceased parents, spouse, children or other dependents; and
     (f) Expenses for the repair of damage to the employee’s principal residence that would qualify for a casualty deduction under the federal income tax code (determined without regard to whether the loss exceeds 10% of employee’s adjusted gross income).
     A participant requesting a hardship distribution must have received all other distributions and loans available from this Plan and any other qualified plan maintained by the Company. A participant receiving a hardship distribution will not be permitted to make any retirement savings contributions to this Plan or elective contributions to any other qualified or non-qualified plans of deferred compensation, stock option, stock purchase or similar plan maintained by the Company for a period of six (6) months after receipt of the hardship distribution. The six-month suspension will apply to salary deferral contributions made directly to this Plan or indirectly through any Company cafeteria plan, as defined under Code Section 125, that contains a cash or deferred arrangement.
     The amount of any such hardship withdrawal may not exceed the lesser of the amount required to correct the hardship or the total of the participant’s rollover account and retirement savings contributions, but not the income allocated to the retirement savings account. The committee will consider all hardship requests on a uniform basis and may establish additional rules with respect to such withdrawals.
     4. This Amendment will be effective as of June 4, 2006.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 1st day of May, 2006.

HERMAN MILLER, INC. By Brian C. Walker Its President